Exhibit 99.1

Synaptics Appoints Ken Rizvi as Chief Financial Officer

SAN JOSE, Calif., May 14, 2024 – Synaptics® Incorporated (Nasdaq: SYNA) today announced Ken Rizvi will join the company as Senior Vice President and Chief Financial Officer, effective July 15, 2024. Ken will report to Synaptics President and CEO Michael Hurlston and serve on the company’s leadership team. He will be responsible for all the aspects of the company’s global finance function including accounting, corporate development and investor relations.

“I am pleased to have Ken join Synaptics at this stage in our journey as we continue to drive towards becoming a leading provider of IoT connectivity and processor solutions. Ken is a seasoned finance leader with vast and varied experience set in the semiconductor industry, leading high-performance teams and driving operational excellence.” said Michael Hurlston, Chief Executive Officer of Synaptics.

Ken has over 20 years of experience in the semiconductor industry with specific experience in finance and banking. Ken joins Synaptics from SMART Global Holdings, Inc. where he served as Senior Vice President and Chief Financial Officer. Previously he served as chief financial officer for UTAC Holdings Ltd., a global semiconductor assembly and test services provider, and for Isola Group, and has held senior finance positions at Micron Technology and ON Semiconductor.

“I am excited to join Synaptics for the next leg of its transformation and growth,” said Ken Rizvi. “Michael and the team have built a strong foundation of IoT products and solutions. I am looking forward to working with the executive team to help capitalize on our enormous opportunity to drive growth and deliver value for our customers, employees, and shareholders.”

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About Synaptics Incorporated:

Synaptics (Nasdaq: SYNA) is changing the way humans engage with connected devices and data, engineering exceptional experiences throughout the home, at work, in the car, and on the go. Synaptics is the partner of choice for the world’s most innovative intelligent system providers who are integrating multiple experiential technologies into platforms that make our digital lives more productive, insightful, secure, and enjoyable. These customers are combining Synaptics’ differentiated technologies in touch, display, and biometrics with a new generation of advanced connectivity and AI-enhanced video, vision, audio, speech, and security processing. Follow Synaptics on LinkedIn, Twitter, and Facebook, or visit synaptics.com.

Synaptics and the Synaptics logo are trademarks of Synaptics in the United States and/or other countries. All other marks are the property of their respective owners.

Investor Relations contact:

Munjal Shah

+1-408-518-7639

munjal.shah@synaptics.com